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                                                                      Exhibit 12
                         Marshall & Ilsley Corporation
               Computation of Ratio of Earnings to Fixed Charges
                                    ($000's)
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                                                                      Years Ended December 31,
                                                          ------------------------------------------------
                                                            1996      1995      1994      1993      1992
                                                          --------  --------  --------  --------  --------
Earnings:

Earnings before income taxes, extraordinary items and
 cumulative effect of changes in accounting principles..  $313,141  $299,879  $167,803  $264,584  $231,792

Fixed charges, excluding interest on deposits...........   113,515   108,683    77,074    47,905    50,687
                                                          --------  --------  --------  --------  --------
Earnings including fixed charges but excluding
 interest on deposits...................................   426,656   408,562   244,877   312,489   282,479

Interest on deposits....................................   360,838   331,734   255,861   272,100   334,443
                                                          --------  --------  --------  --------  --------
Earnings including fixed charges and interest
 on deposits............................................  $787,494  $740,296  $500,738  $584,589  $616,922
                                                          ========  ========  ========  ========  ========
Fixed Charges:

Interest Expense:

Borrowings:
 Short-term.............................................  $ 62,071  $ 47,740  $ 39,681  $ 18,010  $ 17,606
 Long-term..............................................    42,808    53,709    30,537    23,088    26,439

One-third of rental expense for all operating
 leases (the amount deemed representative of
 the interest factor)...................................     8,636     7,234     6,856     6,807     6,642
                                                          --------  --------  --------  --------  --------

Fixed charges excluding interest on deposits............   113,515   108,683    77,074    47,905    50,687

Interest on deposits....................................   360,838   331,734   255,861   272,100   334,443
                                                          --------  --------  --------  --------  --------

Fixed charges including interest on deposits............  $474,353  $440,417  $332,935  $320,005  $385,130
                                                          ========  ========  ========  ========  ========

Ratio of Earnings to Fixed Charges:

Excluding interest on deposits..........................     3.76x     3.76x     3.18x     6.52x     5.57x

Including interest on deposits..........................     1.66x     1.68x     1.50x     1.83x     1.60x

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